Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

February 7, 2019

OPKO Health, Inc.

4400 Biscayne Boulevard

Miami, FL 33137

Re:	Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel to OPKO Health, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) up to $230,000,000 in aggregate principal amount of the Company’s 4.50% Senior Convertible Notes due 2025, including $30,000,000 in aggregate principal amount of Notes which may be sold pursuant to an over-allotment option granted by the Company (the “Notes”), to be issued pursuant to the Indenture, dated February 7, 2019 (the “Base Indenture”), and the First Supplemental Indenture, dated February 7, 2019 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), each by and between the Company and U.S. Bank, National Association, as trustee (the “Trustee”), and (ii) the shares of the Company’s common stock, par value $0.01 per share, issuable upon conversion of the Notes (the “Conversion Shares”), in each case pursuant to (a) the Registration Statement on Form S-3 (File No. 333-229400) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 29, 2019 under the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon filing, and (b) the Company’s prospectus supplement relating to the Notes filed by the Company with the Commission on February 6, 2019 pursuant to Rule 424(b)(2) under the Securities Act (the “Prospectus”). All of the Notes are to be issued and sold by the Company as described in the Shelf Registration Statement and the Prospectus.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the following (the “Documents”):

A.	The Amended and Restated Articles of Incorporation of the Company, as amended to date;

B.	The Amended and Restated Bylaws of the Company, as amended to date;

C.	The Shelf Registration Statement;

D.	The Prospectus;

E.	The Indenture;

OPKO Health, Inc.

February 7, 2019

F.	The Underwriting Agreement, dated February 4, 2019 (the “Underwriting Agreement”), by and between Jefferies LLC (the “Underwriter”) and the Company;

G.

The resolutions of the board of directors of the Company and the pricing committee of the board of directors of the Company (i) relating to the filing of the Shelf Registration Statement and the Prospectus and the transactions in connection therewith, (ii) authorizing the issuance and sale of the Notes and the Conversion Shares, and (iii) approving the execution, delivery and performance of the Underwriting Agreement and the Indenture;

H.	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of originals or such latter documents and that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

A.

The Notes have been duly authorized for issuance and when executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be the legally valid and binding obligations of the Company, enforceable against the Company under the laws of the State of New York in accordance with their terms; and

B.

The Conversion Shares, when issued by the Company against payment therefor in accordance with the terms of the Notes and the Indenture, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We do not express any opinion herein concerning any law other than the laws of the State of Delaware, the State of New York and the

OPKO Health, Inc.

February 7, 2019

federal laws of the United States. Further, our opinion is based solely upon existing laws, rules and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

The opinion set forth in paragraph A above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) the effects of general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law; (iii) the discretion of the court before which any proceeding for enforcement may be brought; and (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K relating to the issuance of the Notes, which is incorporated by reference in the Shelf Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Shelf Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP